FOR IMMEDIATE RELEASE

Investor Contacts:
Richard T. Schumacher, President & CEO	Pressure BioSciences, Inc.
R. Wayne Fritzsche, Chairman	(508) 230-1828 (T)

Alan I. Goldberg, Long-term Pressure BioSciences, Inc.
Investor and Supporter, Joins the Company’s Board of Directors

South Easton, MA, July 12, 2010 – Pressure BioSciences, Inc. (NASDAQ: PBIO) (“PBI” and the “Company”) today announced that Mr. Alan I. Goldberg has been unanimously elected to fill the open, Class III seat on the Company’s Board of Directors, effective Monday, July 12, 2010. This seat has been vacant since shareholders voted to amend the Company’s Articles of Incorporation and to divide the Board of Directors into three classes.

R. Wayne Fritzsche, Chairman of the Board, said: “Alan has been a strong supporter of PBI for years, both as an investor and as an independent ‘sounding board’.  His knowledge of the capital markets, his personal network, his experiences in assisting small cap companies develop and grow, and his investment expertise will be invaluable to PBI.  We are thrilled to have Alan join our Board, especially now, as we begin to focus on the commercialization of several potential “game changing” applications of our novel and powerful pressure cycling technology (“PCT”) platform.”

Mr. Goldberg said: “I first invested in PBI in 2007, based on my confidence in the Company’s management team, their novel and patented PCT technology, and their ambitious but realistic business plan.  Since then, they have released multiple new products; added many highly-respected and influential academic, government, biotech, and pharma laboratories to their enviable list of customers; strategically expanded their IP estate; and significantly increased revenue while they decreased operating expenses.”

Mr. Goldberg continued: “At the recent high pressure symposium at Harvard Medical School, I heard over a dozen independent, internationally-recognized scientists discuss how they and their colleagues had developed and were beginning to apply various applications of PCT to their cutting-edge research. These talks, and my discussions with some of the speakers, re-confirmed my belief that the Company’s PCT-based products are now ready to fill existing needs in multiple, large and growing research markets.”

The Company believes the research market for biological sample preparation is comprised of approximately 450,000 researchers working in about 80,000 labs worldwide, almost all of whom perform some level of sample preparation. The Company will be working very hard to attain at least a 2.5% market share with its existing products over the next 3-5 years.  Based upon expected pricing and margins for these products, it is possible that if the Company is successful in achieving such market penetration, this could result in a highly profitable company with revenue of approximately $32 million in 2015.

Because of this and other reasons, Mr. Goldberg concluded, “I have added significantly to my investment over the past 18 months, and have recently urged colleagues, friends, and family to look carefully at this exciting opportunity.”

Mr. Goldberg has a degree in Finance from Northwestern University, and has spent his entire professional career in the worldwide commodities and finance communities.  He has been a broker, regional manager, and officer of a national brokerage firm; a long-term member of the Chicago Board of Trade; and chairman of a large investment fund.  He has served on private and public company boards, and is active in several educational and community charities.

About Pressure BioSciences, Inc.

Pressure BioSciences, Inc. (PBI) is a publicly traded company focused on the development of a novel, enabling technology called Pressure Cycling Technology (PCT).  PCT uses cycles of hydrostatic pressure between ambient and ultra-high levels (up to 35,000 psi and greater) to control bio-molecular interactions.  PBI currently holds 14 US and 10 foreign patents covering multiple applications of PCT in the life sciences field, including genomic and proteomic sample preparation, pathogen inactivation, the control of chemical and enzymatic reactions, immunodiagnostics, and protein purification.  PBI currently focuses its efforts in the development and sale of PCT-enhanced enzymatic digestion products designed specifically for the mass spectrometry marketplace, as well as sample preparation products for biomarker discovery, soil and plant biology, forensics, histology, and counter-bioterror applications.

Forward Looking Statements

Statements contained in this press release regarding the Company's intentions, hopes, beliefs, expectations, or predictions of the future are "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements include statements regarding the potential applications of the Company’s pressure cycling technology (PCT), the achievement of the Company’s goals and objectives, as well as its belief regarding the size of the research market for biological sample preparation products; the potential of the Company’s pressure cycling technology (PCT)-based products to capture approximately 2.5% of this market, and the estimate that such market share would result in a highly profitable company with revenue of approximately $32 million in 2015.  These statements are based upon the Company's current expectations, forecasts, and assumptions that are subject to risks, uncertainties, and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to: possible difficulties or delays in the implementation of the Company's strategies that may adversely affect the Company's continued commercialization of PCT; changes in customer’s needs and technological innovations; the Company’s sales force may not be successful in selling the Company’s PCT product line because scientists may not perceive the advantages of PCT over other sample preparation methods; and due to possible competition, the Company’s expected pricing for its products may be too high to achieve approximately 2.5% market penetration, and due to unexpected increases in the costs of doing business, the Company’s operating costs may be higher than expected, each resulting in the Company’s inability to achieve its revenue and profitability goals.  Further, the Company expects that it will need additional capital to fund its continuing operations beyond the first quarter of 2011. Additional risks and uncertainties that could cause actual results to differ materially from those indicated by these forward-looking statements are discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2009, and other reports filed by the Company from time to time with the SEC. The Company undertakes no obligation to update any of the information included in this release, except as otherwise required by law.

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